UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2006

CORE LABORATORIES N.V.

(Exact name of Registrant as specified in its charter)

Commission File Number 001-14273

The Netherlands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Herengracht 424
1017 BZ Amsterdam
The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (31-20) 420-3191

Item 2.02 Results of Operations and Financial Condition

On February 15, 2006, Core Laboratories N.V. issued a press release announcing its 2005 fourth quarter and full year financial results. The full text of the press release including certain updates as noted below is set forth in Exhibit 99 attached hereto and is incorporated in this Report as if fully set forth herein.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) that are included in the attached press release, certain other non-GAAP financial measures (as defined under the SEC's Regulation G) were used in the press release and subsequent conference call:

Non-GAAP Financial Measures Included In Press Release

*	Net Income Before Impact of Equity-Based Stock Compensation Plans and Debt Prepayment Charge; or Earnings From Continuing Operations Before Costs Associated With the Prepayment of Senior Notes and Expenses Related to Two EBSCP: Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period over period and to identify operating trends that could otherwise be masked by the excluded items. For this reason, we used certain the non-GAAP of these measures that excluded these non-recurring items and explained in the same sentence how they relate to the most directly comparable GAAP measure; we felt that presentation provides the public a clearer comparison with the numbers reported in prior quarters.

*	Operating Earnings Before Impact of Equity-Based Stock Compensation Plans: Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period over period and to identify operating trends that could otherwise be masked by the excluded items.

*	Incremental Operating Margins: Incremental operating margins is computed as (1) the increase or decrease in income from continuing operations before equity-based stock compensation, interest expense and income tax expense between two periods, divided by (2) the increase or decrease in revenues between the same two periods. Management believes that incremental margins provide useful information regarding the growth over the two periods being compared.

*	Free Cash Flow: Free cash flow is an important measurement as it represents the cash from operations before the impact of the debt prepayment charge, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations.

Non-GAAP Financial Measures Included In Conference Call In Addition To Those Listed Above

*	Net Debt-to-Capital: Net debt-to-capital is calculated as long-term debt less cash divided by the sum of shareholders' equity plus long-term debt plus cash. Management believes this capital structure ratio can provide a more accurate view of a company's long-term leverage and risk, since it considers only long-term debt and capital. The most comparable GAAP measure to the net debt-to-capital ratio provided in our conference call is debt-to-equity, which is calculated as total long-term debt divided by equity. Debt-to-equity, as calculated, is 40.2% versus 23.3% for net debt-to-capital at December 31, 2005.

*	Return on Equity: The calculation for return on equity is earnings before equity-based stock compensation, interest expense and tax expense divided by shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and is useful for comparing the profitability of companies in the same industry. Had we used net income in the calculation of return on equity, which represents the most comparable GAAP measure, return on equity for the year ended December 31, 2005 would have been 14.6% versus 35.3%.

The following have been updated from the issued press release:

The Company disclosed operating income for the Twelve Months Ended December 2005 in the Reconciliation of Operating Income as $60,391 which has been updated to reflect $60,931.

Computation of Free Cash Flow

	Three Months Ended		Twelve Months Ended
Free cash flow calculation:	31 December 2005		31 December 2005
	(in thousands)
Net cash provided by operating activities--continuing operations	$ 18,995	(1)	$ 74,778	(1)
Add: debt prepayment charge	6,012	(1)	6,012	(1)
Less: capital expenditures	6,804		19,095
Free cash flow	$ 18,203		$ 61,695

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations before the impact of the debt prepayment charge, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations.

	Twelve Months Ended
	31 December 2005
	(in thousands)
Cash flows from operating activities	$ 74,778	(1)

Cash flows from investing activities	$ (16,364)

Cash flows from financing activities	$ (60,701)	(1)

Net change in cash and cash equivalents	(2,287)
Cash and cash equivalents, beginning of period	16,030
Cash and cash equivalents, end of period	$ 13,743

(1) This number has been updated subsequent to the release of the press release.

The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP as more fully discussed in Core Laboratories financial statements and filings with the Securities and Exchange Commission.

The information in this Form 8-K shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits
(a)	Public announcement or release, filed as an exhibit to this Current Report on Form 8-K

Exhibit 99	Press release dated February 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: February 21, 2006	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CORE LABORATORIES N.V.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM

99	Press Release dated February 15, 2006